EXHIBIT 99.1
For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE FINANCIAL REPORTS FOURTH QUARTER 2015 AND YEAR END RESULTS

Reported Highlights

•	2015 net income of $38.5 million, or $1.89 per diluted share

•	Fourth quarter net income of $10.7 million, or $0.52 per diluted share

•	Commercial and industrial ("C&I") loans grow 17% during 2015 and total portfolio loans grow 13%

•	Successfully completed early termination of all existing loss share agreements with the FDIC

•	13% cash dividend increase to $0.09 per share in the first quarter of 2016 from $0.08 per share in the fourth quarter of 2015

Core Highlights1

•	2015 core net income of $33.8 million, or $1.66 per diluted share, up 30% from 2014

•	Fourth quarter core net income of $0.49 per diluted share, increased 11% over the linked quarter, and 48% compared to the prior year quarter

•	Fourth quarter core net interest income of $28.7 million, up 23% annualized from the linked quarter, and 12% from the prior year quarter

St. Louis, January 28, 2016. Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported net income of $38.5 million for the year ended December 31, 2015, an increase of $11.3 million or 42% as compared to the prior year. Net income per diluted share was $1.89 for the year ended December 31, 2015, an increase of 40% compared to $1.35 per diluted share for the prior year. The Company recorded net income of $10.7 million for the quarter ended December 31, 2015, an increase of 79% compared to net income of $6.0 million for the prior year period. Net income per diluted share was $0.52 for the fourth quarter of 2015, an increase of 73% compared to $0.30 per diluted share for the fourth quarter of 2014. During the fourth quarter of 2015, the Company successfully completed early termination of all existing loss share agreements with the FDIC, resulting in a pretax charge of $2.4 million, or $0.07 per diluted share. Fourth quarter 2014 net income was impacted by a $2.9 million, or $0.09 per diluted share, penalty on the early payoff of $50 million of debt with the Federal Home Loan Bank of Des Moines ("FHLB") and $1.0 million, or $0.03 per diluted share, of facilities charges to dispose of office property.

On a core basis1, the Company reported net income of $33.8 million, or $1.66 per diluted share for the year ended December 31, 2015 compared to $26.0 million, or $1.29 per diluted share in 2014.  The increase was due to an increase in net interest income from strong loan growth and reduced noninterest expenses. Core net earnings for the fourth quarter of 2015 were $10.1 million, or $0.49 per diluted share, compared to $6.7 million, or $0.33 per diluted share in the prior year period.  The increase was primarily due to increases in net interest income and fee income, and lower provision for loan losses.

The Company's Board approved an additional one cent per common share increase in the Company's quarterly dividend to $0.09 per common share from $0.08 for the first quarter of 2016, payable on March 31, 2016 to shareholders of record as of March 15, 2016.

Peter Benoist, President and CEO, commented, “Strong loan growth coupled with core margin expansion resulted in a 48% year over year increase in fourth quarter core earnings. Our ability to grow loans at a robust rate, consistent with our guidance for the year, while preserving core net interest margin, generated continued gains in

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

net interest income. That revenue growth, coupled with higher noninterest income and lower noninterest expenses, led to a 30% increase in core net income in 2015.”
“Adding in our continuing success in winding down loss share assets, Enterprise reported a 42% increase in net income and a 40% rise in EPS in 2015, resulting in record earnings for the year, ” noted Benoist. “The profitability measures we reported, including an ROAA of 1.14% and ROAE of 11.47%, are consistent with the standards of high performance that we’ve set for ourselves and establish a strong foundation going into 2016. Reflecting this, the board raised the dividend for the fourth consecutive quarter.”
“I’m extremely proud of everyone on the Enterprise team,” said Benoist. “Their commitment to our values and strategies continue to drive Enterprise's superior results and outstanding client loyalty.”
Net interest income
Net interest income in the fourth quarter increased $2.1 million from the linked third quarter, and $1.3 million from the prior year period due to strong growth in portfolio loan balances and lower interest expense from the payoff of higher cost debt in the prior year. The net interest margin, on a fully tax equivalent basis, was 3.91% for the fourth quarter of 2015, an increase of 14 basis points compared to 3.77% in the linked third quarter, and a decrease of 22 basis points from 4.13% in the fourth quarter of 2014.

The yield on Portfolio loans was 4.16% in the fourth quarter, consistent with the linked third quarter, and three basis points lower than the fourth quarter of 2014. The yield on Purchased credit impaired ("PCI") loans was 24.79% in the fourth quarter, as compared to 19.41% in the linked quarter and 26.47% in the prior year period.

The cost of interest-bearing deposits was 0.48% in the fourth quarter of 2015, declining two basis points from the linked third quarter, and eight basis points lower than the fourth quarter of 2014, primarily from lower time deposit balances. The cost of interest-bearing liabilities was 0.50% in the quarter, declining three basis points from the linked quarter, and 13 basis points from the fourth quarter of 2014. The improvement was primarily due to the prepayment of $50 million of FHLB borrowings in December 2014 and the aforementioned improvement in deposit costs.

Core net interest margin, defined as the net interest margin (fully tax equivalent), including contractual interest on PCI loans, but excluding the incremental accretion on these loans, was as follows:

	For the Quarter ended			For the Year ended
($ in thousands)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Core net interest margin[1]	3.50%	3.41%	3.45%	3.46%	3.42%
Core net interest income[1]	28,667	27,087	25,667	107,618	98,438

Core net interest income1 increased 23% on an annualized basis compared to the linked third quarter as our loan portfolio also grew 23% on an annualized basis, while our total cost of deposits declined three basis points. Core net interest margin increased nine basis points when compared to the linked quarter, largely due to fees on loans, redeployment of cash and shorter duration assets into the loan portfolio, and a continued decline in higher cost time deposit balances. Core net interest margin grew five basis points from the prior year quarter primarily due to strong portfolio loan growth, offset by lower balances of PCI loans. The Company continues to manage its balance sheet to grow core net interest income and expects to maintain or improve core net interest margin over the coming quarters; however, pressure on funding costs and continued reductions in PCI loan balances could negate the expected trends in core net interest margin.

Portfolio loans

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Portfolio loans totaled $2.8 billion at December 31, 2015, increasing $149 million, or 23% annualized, compared to the linked quarter. On a year over year basis, portfolio loans increased $317 million, or 13%. The Company experienced strong loan growth during 2015 and expects to achieve a 10% or above portfolio loan growth rate for 2016.
Commercial and industrial ("C&I") loans increased $118.9 million during the fourth quarter of 2015 compared to the linked third quarter of 2015. C&I loans represented 54% of the Company's loan portfolio at December 31, 2015, compared to 52% at September 30, 2015. C&I loans increased $220 million, or 17%, since December 31, 2014. During 2015, the Company also grew loans in all other major categories.

The Company continues to focus on originating high-quality C&I relationships, as they typically have variable interest rates and allow for cross selling opportunities involving other banking products. Our specialized market segments, particularly life insurance premium finance and enterprise value lending, have contributed to the growth in the C&I category. C&I loan growth also supports our efforts to maintain the Company's asset sensitive interest rate risk position. At December 31, 2015, 62% of our portfolio loans had variable interest rates.

PCI loans and Other real estate from PCI loans

On December 7, 2015, the Company entered into an agreement with the FDIC to terminate all existing loss share agreements associated with the assets and assumption of liabilities acquired in four FDIC-assisted transactions from 2009 through 2011. Under the terms of the agreement, the FDIC made a net payment to the bank of $1.3 million. The agreement eliminated the FDIC clawback liability of $3.5 million and the FDIC loss share receivable of $7.2 million. Accordingly, a required expense of $2.4 million was recorded as part of noninterest expense in the fourth quarter of 2015, which the Company expects to earn back within the next 12 months. The normal activity of covered assets during the fourth quarter of 2015 prior to the date of the termination agreement was recorded in the applicable line items, and the Change in FDIC receivable of $0.6 million reflects this activity. The termination agreement does not change the Company's accounting for PCI loans, therefore, contractual and expected cash flows on PCI loans will continue to be remeasured on a periodic basis. Following the date of the termination agreement, the FDIC will not share in any remaining loan losses or expenses, nor recoveries, of prior losses.

PCI loans totaled $74.8 million at December 31, 2015, a decrease of $9.0 million, or 11%, from the linked third quarter, and $24.3 million, or 25% from the prior year, primarily as a result of principal paydowns and accelerated loan payoffs.

The following table illustrates the financial contribution of PCI loans and Other real estate covered under FDIC loss share until the termination of the agreements in the fourth quarter of 2015:

	For the Quarter ended			For the Year ended
(in thousands) income/(expense)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Contractual interest income	$1,430	$1,248	$1,840	$5,426	$7,407
Accelerated cash flows and other incremental accretion	3,412	2,919	5,149	12,792	18,930
Estimated funding cost	(337)	(293)	(326)	(1,276)	(1,403)
Total net interest income	4,505	3,874	6,663	16,942	24,934
Provision reversal/(Provision) for loan losses	917	227	(126)	4,414	(1,083)
Gain on sale of other real estate	81	31	195	107	445
FDIC loss share termination	(2,436)	—	—	(2,436)	—
Change in FDIC loss share receivable	(580)	(1,241)	(1,781)	(5,030)	(9,307)
Change in FDIC clawback liability	—	(298)	(141)	(760)	(1,201)
Other expenses	(423)	(287)	(541)	(1,558)	(2,926)
PCI assets income before income tax expense	$2,064	$2,306	$4,269	$11,679	$10,862

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

In the fourth quarter of 2015, provision reversal of $0.9 million was recorded for certain loan pools due to lower estimated credit losses. At December 31, 2015 the remaining accretable yield on the portfolio was estimated to be $25 million and the non-accretable difference was approximately $27 million.

Asset quality for Portfolio loans and Other real estate

The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters:

	For the Quarter ended
(in thousands)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Nonperforming loans	$9,100	$9,123	$17,498	$15,143	$22,244
Other real estate from originated loans	3,218	1,575	1,933	2,024	$1,896
Other real estate from PCI loans	5,148	—	—	—	—
Nonperforming assets	$17,466	$10,698	$19,431	$17,167	$24,140
Nonperforming loans to total loans	0.33%	0.35%	0.69%	0.62%	0.91%
Nonperforming assets to total assets	0.48%	0.30%	0.58%	0.52%	0.74%
Net charge-offs (recoveries)	$(647)	$113	$672	$1,478	$582

Nonperforming loans were $9.1 million at December 31, 2015 and September 30, 2015, and decreased 59% from $22.2 million at December 31, 2014. During the quarter ended December 31, 2015, there were $0.1 million of charge-offs, $1.0 million of other principal reductions, $1.6 million of assets transferred to other real estate, $0.2 million moved to performing loans, and $2.9 million of additions to nonperforming loans. The net additions to nonperforming loans were primarily related to four unrelated accounts.

The Company's allowance for loan losses was 1.22% of loans at December 31, 2015, representing 368% of nonperforming loans, as compared to 1.24% at September 30, 2015, representing 354% of nonperforming loans, and 1.24% at December 31, 2014, representing 136% of nonperforming loans. The increase in the ratio of allowance for loan losses to nonperforming loans from the prior year period is primarily due to the 59% decrease in nonperforming loans discussed previously.

Nonperforming assets as a percentage of total assets were 0.48% at December 31, 2015, compared to 0.30% at September 30, 2015 and 0.74% at December 31, 2014. The increase from the linked quarter primarily resulted from the reclassification of $5.1 million of other real estate previously covered under FDIC loss share agreements into Nonperforming assets. Excluding this reclassification, Nonperforming assets as a percentage of total assets were 0.34% at December 31, 2015. Other real estate totaled $8.4 million at December 31, 2015, an increase of $6.8 million from September 30, 2015. At December 31, 2014, other real estate totaled $1.9 million. During the fourth quarter of 2015, the Company sold $1.6 million of other real estate.

Deposits

Total deposits at December 31, 2015 were $2.8 billion, a decrease of $29.4 million, or 1%, from September 30, 2015, and an increase of $293.1 million, or 12%, from December 31, 2014. The increase in deposits over the year reflects the enhanced deposit gathering efforts in both commercial and business banking.

Noninterest-bearing deposits increased $25.7 million compared to September 30, 2015, and increased $74.5 million compared to December 31, 2014. The composition of Noninterest-bearing deposits remained stable at 26% of total deposits at December 31, 2015, compared to December 31, 2014, and contributed to the five basis points decline in the overall cost of deposits since December 31, 2014.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Noninterest income

Deposit service charges for the fourth quarter of 2015 of $2.0 million were relatively flat compared to the linked quarter, and grew 9% compared to the prior year quarter, due to new and expanded deposit customer relationships. Wealth management revenues were relatively stable at $1.7 million compared to the linked third quarter and the prior year period.

Trust assets under management were $872.9 million at December 31, 2015, an increase of $24.4 million, or 3%, when compared to the linked period ended September 30, 2015, and an increase of $7.5 million when compared to the prior year. The increase in Trust assets under management as compared to the linked quarter ended September 30, 2015 was primarily due to market appreciation.

Trust assets under administration were $1.5 billion at December 31, 2015, an increase of $41.5 million, or 3%, when compared to the linked quarter, and remained stable when compared to the year ended December 31, 2014.

Gains from state tax credit brokerage activities, net of fair value market adjustments on tax credit assets, were $1.7 million for the fourth quarter of 2015, compared to $0.3 million for the linked third quarter, and $1.4 million in the fourth quarter of 2014. Sales of state tax credits can vary by quarter, but generally occur in the first and fourth quarters of the year depending on client demand and availability of the tax credits.

Other noninterest income of $1.7 million decreased 8% from the linked quarter, and increased 3% from the prior year period. The decrease from the linked quarter was due to a decline in allocation fees from tax credit projects. On a core basis, other noninterest income was relatively stable compared to the fourth quarter of 2014.

Noninterest expense

Noninterest expenses were $22.9 million for the quarter ended December 31, 2015, compared to $19.9 million for the quarter ended September 30, 2015 and $24.8 million for the quarter ended December 31, 2014. Noninterest expenses for the fourth quarter of 2015 included a charge of $2.4 million for the aforementioned FDIC loss share agreement termination. Core noninterest expenses1, which exclude certain non-comparable expenses and expenses directly related to PCI loans and assets, were $20.0 million for the quarter ended December 31, 2015, compared to $19.3 million for the linked quarter, and $20.2 million for the prior year period.

The Company's Core efficiency ratio1 was 56.1% for the quarter ended December 31, 2015, compared to 58.6% for the linked quarter, and 62.8% for the prior year period, and reflects overall expense management and revenue growth trends.

The Company anticipates total noninterest expenses to be between $19 million and $21 million per quarter for 2016.

Other business results

The total risk based capital ratio1 was 12.02% at December 31, 2015, compared to 12.29% at September 30, 2015, and 13.40% at December 31, 2014. The Company's Common equity tier 1 capital ratio1 was 9.18% at December 31, 2015 compared to 9.37% at September 30, 2015 and 10.15% at December 31, 2014. The tangible common equity ratio1 was 8.88% at December 31, 2015, versus 8.90% at September 30, 2015, and 8.69% at December 31, 2014.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

The total risk based capital and Common equity tier 1 capital ratios decreased from the linked quarter due to loan growth and the termination of loss share agreements with the FDIC, and decreased from the prior year period primarily due to the impact of the new regulatory guidelines under Basel III. The slight decrease in the tangible common equity ratio as compared to the linked quarter was due to a reduction in unrealized gains in the investment portfolio. Capital ratios for the current quarter are based on the Basel III regulatory capital framework as applied to the Company’s current businesses and operations and are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review and implementation guidance. The attached tables contain a reconciliation of these ratios to U.S. GAAP financial measures.

The Company's effective tax rate was 33.8% for the quarter ended December 31, 2015, compared to 32.7% for the quarter ended September 30, 2015, and 32.0% for the prior year period. The Company's effective tax rate for the years ended December 31, 2015 and 2014 was 34.2% and 33.8%, respectively.

Use of Non-GAAP financial measures1

The Company's accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as Core net income margin and other Core performance measures, tangible common equity ratio and Tier 1 common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.
The Company considers its Core performance measures presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of PCI loans and related income and expenses, the impact of certain non-comparable items, and the Company's operating performance on an ongoing basis. Core performance measures include contractual interest on PCI loans but exclude incremental accretion on these loans. Core performance measures also exclude the Change in FDIC receivable, Gain or loss of other real estate from PCI loans, and expenses directly related to the PCI loans and other assets formerly covered under FDIC loss share agreements. Core performance measures also exclude certain other income and expense items the Company believes to be not indicative of or useful to measure the Company's operating performance on an ongoing basis. The attached tables contain a reconciliation of these Core performance measures to the GAAP measures. The Company believes that the tangible common equity and the Tier 1 common equity ratios provide useful information to investors about the Company's capital strength even though they are considered to be non-GAAP financial measures and are not part of the regulatory capital requirements to which the Company is subject.
The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company's performance and capital strength. The Company's management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company's operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the tables below, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

The Company will host a conference call and webcast at 2:30 p.m. Central time on Thursday, January 28, 2016. During the call, management will review the fourth quarter of 2015 results and related matters. This press release as well as a related slide presentation will be accessible on Enterprise Financial Services Corp's website at www.enterprisebank.com under “Investor Relations” beginning prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-800-533-7954 (Conference ID #112511.) A recorded replay of the conference call will be available on the website beginning two hours after the call's completion.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

The telephone replay will be available at 1-888-203-1112 (replay passcode #112511.) The replays will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, including but not limited to statements about the Company's plans, expectations and projections of future financial and operating results, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, our ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2014 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended					For the Year ended
(in thousands, except per share data)	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014
EARNINGS SUMMARY
Net interest income	$32,079	$30,006	$29,280	$29,045	$30,816	$120,410	$117,368
Provision for loan losses - portfolio loans	543	599	2,150	1,580	1,968	4,872	4,409
Provision (provision reversal) for loan losses - purchased credit impaired loans	(917)	(227)	—	(3,270)	126	(4,414)	1,083
Noninterest income	6,557	4,729	5,806	3,583	4,852	20,675	16,631
Noninterest expense	22,886	19,932	19,458	19,950	24,795	82,226	87,463
Income before income tax expense	16,124	14,431	13,478	14,368	8,779	58,401	41,044
Income tax expense	5,445	4,722	4,762	5,022	2,812	19,951	13,871
Net income	$10,679	$9,709	$8,716	$9,346	$5,967	$38,450	$27,173

Diluted earnings per share	$0.52	$0.48	$0.43	$0.46	$0.30	$1.89	$1.35
Return on average assets	1.20%	1.13%	1.06%	1.16%	0.73%	1.14%	0.86%
Return on average common equity	12.14%	11.38%	10.56%	11.78%	7.50%	11.47%	9.01%
Return on average tangible common equity	13.43%	12.65%	11.77%	13.19%	8.43%	12.77%	10.19%
Net interest margin (fully tax equivalent)	3.91%	3.77%	3.85%	3.92%	4.13%	3.86%	4.07%
Efficiency ratio	59.23%	57.38%	55.46%	61.14%	69.52%	58.28%	65.27%

CORE PERFORMANCE SUMMARY[1]
Net interest income	$28,667	$27,087	$26,277	$25,587	$25,667	$107,618	$98,438
Provision for loan losses	543	599	2,150	1,580	1,968	4,872	4,409
Noninterest income	7,056	5,939	6,741	5,839	6,438	25,575	24,548
Noninterest expense	20,027	19,347	19,030	19,068	20,170	77,472	79,369
Income before income tax expense	15,153	13,080	11,838	10,778	9,967	50,849	39,208
Income tax expense	5,073	4,204	4,134	3,647	3,264	17,058	13,165
Net income	$10,080	$8,876	$7,704	$7,131	$6,703	$33,791	$26,043

Diluted earnings per share	$0.49	$0.44	$0.38	$0.35	$0.33	$1.66	$1.29
Return on average assets	1.13%	1.03%	0.93%	0.88%	0.82%	1.00%	0.82%
Return on average common equity	11.46%	10.41%	9.34%	8.99%	8.43%	10.08%	8.63%
Return on average tangible common equity	12.68%	11.56%	10.41%	10.06%	9.47%	11.22%	9.77%
Net interest margin (fully tax equivalent)	3.50%	3.41%	3.46%	3.46%	3.45%	3.46%	3.42%
Efficiency ratio	56.06%	58.58%	57.64%	60.67%	62.83%	58.17%	64.53%

[1]Non-GAAP measures. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended					For the Year ended
(in thousands, except per share data)	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$35,096	$33,180	$32,352	$32,151	$34,385	$132,779	$131,754
Total interest expense	3,017	3,174	3,072	3,106	3,569	12,369	14,386
Net interest income	32,079	30,006	29,280	29,045	30,816	120,410	117,368
Provision for portfolio loans	543	599	2,150	1,580	1,968	4,872	4,409
Provision (provision reversal) for purchased credit impaired loans	(917)	(227)	—	(3,270)	126	(4,414)	1,083
Net interest income after provision for loan losses	32,453	29,634	27,130	30,735	28,722	119,952	111,876

NONINTEREST INCOME
Wealth management revenue	1,716	1,773	1,778	1,740	1,751	7,007	6,942
Deposit service charges	2,025	2,044	1,998	1,856	1,864	7,923	7,181
Gain on sale of other real estate	81	32	9	20	17	142	1,531
State tax credit activity, net	1,651	321	74	674	1,392	2,720	2,252
Gain on sale of investment securities	—	—	—	23	—	23	—
Change in FDIC loss share receivable	(580)	(1,241)	(945)	(2,264)	(1,781)	(5,030)	(9,307)
Other income	1,664	1,800	2,892	1,534	1,609	7,890	8,032
Total noninterest income	6,557	4,729	5,806	3,583	4,852	20,675	16,631

NONINTEREST EXPENSE
Employee compensation and benefits	11,833	11,475	11,274	11,513	11,350	46,095	47,232
Occupancy	1,653	1,605	1,621	1,694	1,528	6,573	6,526
FDIC clawback	—	298	50	412	141	760	1,201
FDIC loss share termination	2,436	—	—	—	—	2,436	—
FHLB prepayment penalty	—	—	—	—	2,936	—	2,936
Facilities disposal charge	—	—	—	—	1,004	—	1,004
Other	6,964	6,554	6,513	6,331	7,836	26,362	28,564
Total noninterest expenses	22,886	19,932	19,458	19,950	24,795	82,226	87,463

Income before income tax expense	16,124	14,431	13,478	14,368	8,779	58,401	41,044
Income tax expense	5,445	4,722	4,762	5,022	2,812	19,951	13,871
Net income	$10,679	$9,709	$8,716	$9,346	$5,967	$38,450	$27,173

Basic earnings per share	$0.53	$0.49	$0.44	$0.47	$0.30	$1.92	$1.38
Diluted earnings per share	$0.52	$0.48	$0.43	$0.46	$0.30	$1.89	$1.35

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
(in thousands)	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014
BALANCE SHEETS
ASSETS
Cash and due from banks	$47,935	$46,775	$49,498	$56,420	$42,903
Interest-earning deposits	47,222	81,115	51,298	43,913	63,093
Debt and equity investments	512,939	530,577	465,133	467,343	463,168
Loans held for sale	6,598	4,275	5,446	7,843	4,033

Portfolio loans	2,750,737	2,602,156	2,542,555	2,435,559	2,433,916
Less: Allowance for loan losses	33,441	32,251	31,765	30,288	30,185
Portfolio loans, net	2,717,296	2,569,905	2,510,790	2,405,271	2,403,731
Purchased credit impaired loans, net of the allowance for loan losses	64,583	72,397	76,050	83,163	83,693
Total loans, net	2,781,879	2,642,302	2,586,840	2,488,434	2,487,424

Other real estate[1]	8,366	1,575	1,933	2,024	1,896
Other real estate covered under FDIC loss share[1]	—	6,795	7,909	3,560	5,944
Fixed assets, net	14,842	14,395	14,726	14,911	14,753
State tax credits, held for sale	45,850	48,207	42,062	42,411	38,309
FDIC loss share receivable	—	8,619	10,332	11,644	15,866
Goodwill	30,334	30,334	30,334	30,334	30,334
Intangible assets, net	3,075	3,323	3,595	3,880	4,164
Other assets	109,443	98,249	101,972	102,578	105,116
Total assets	$3,608,483	$3,516,541	$3,371,078	$3,275,295	$3,277,003

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$717,460	$691,758	$658,258	$680,997	$642,930
Interest-bearing deposits	2,067,131	2,122,205	2,033,300	1,993,634	1,848,580
Total deposits	2,784,591	2,813,963	2,691,558	2,674,631	2,491,510
Subordinated debentures	56,807	56,807	56,807	56,807	56,807
Federal Home Loan Bank advances	110,000	75,000	73,000	6,000	144,000
Other borrowings	270,326	194,684	188,546	186,864	239,883
Other liabilities	35,930	32,524	28,737	24,884	28,562
Total liabilities	3,257,654	3,172,978	3,038,648	2,949,186	2,960,762
Shareholders' equity	350,829	343,563	332,430	326,109	316,241
Total liabilities and shareholders' equity	$3,608,483	$3,516,541	$3,371,078	$3,275,295	$3,277,003

[1]Due to termination of the Company's loss share agreements with the FDIC in the fourth quarter of 2015, Other real estate covered under FDIC loss share was reclassified to Other real estate.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands)	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014
LOAN PORTFOLIO[1]
Commercial and industrial	$1,484,327	$1,365,422	$1,329,303	$1,259,365	$1,264,487
Commercial real estate	771,023	750,001	759,893	751,944	740,754
Construction real estate	161,061	152,099	149,854	138,034	143,878
Residential real estate	196,498	188,985	185,587	180,253	185,252
Consumer and other	137,828	145,649	117,918	105,963	99,545
Total portfolio loans	2,750,737	2,602,156	2,542,555	2,435,559	2,433,916
Purchased credit impaired loans	74,758	83,736	87,644	94,788	99,103
Total loans	$2,825,495	$2,685,892	$2,630,199	$2,530,347	$2,533,019

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$717,460	$691,758	$658,258	$680,997	$642,930
Interest-bearing transaction accounts	564,420	529,052	507,889	494,228	508,941
Money market and savings accounts	1,146,523	1,136,557	1,014,481	933,908	834,287
Certificates of deposit	356,188	456,596	510,930	565,498	505,352
Total deposit portfolio	$2,784,591	$2,813,963	$2,691,558	$2,674,631	$2,491,510

AVERAGE BALANCES
Portfolio loans	$2,631,256	$2,540,948	$2,482,291	$2,425,962	$2,368,475
Purchased credit impaired loans	77,485	85,155	92,168	97,201	104,732
Loans held for sale	5,495	4,255	6,605	3,560	3,703
Interest earning assets	3,304,827	3,201,181	3,096,294	3,047,815	2,998,467
Total assets	3,528,423	3,416,716	3,310,578	3,268,369	3,234,485
Deposits	2,832,313	2,788,245	2,667,640	2,590,961	2,501,098
Shareholders' equity	348,908	338,368	330,999	321,772	315,557
Tangible common equity	315,380	304,583	296,931	287,423	280,920

YIELDS (fully tax equivalent)
Portfolio loans	4.16%	4.16%	4.17%	4.15%	4.19%
Purchased credit impaired loans	24.79%	19.41%	18.33%	20.85%	26.47%
Total loans	4.75%	4.66%	4.68%	4.79%	5.13%
Securities	2.27%	2.23%	2.26%	2.35%	2.29%
Interest-earning assets	4.27%	4.17%	4.24%	4.33%	4.60%
Interest-bearing deposits	0.48%	0.50%	0.52%	0.54%	0.56%
Total deposits	0.36%	0.39%	0.39%	0.40%	0.41%
Subordinated debentures	2.26%	2.19%	2.18%	2.15%	2.14%
Borrowed funds	0.24%	0.28%	0.29%	0.36%	0.77%
Cost of paying liabilities	0.50%	0.53%	0.54%	0.56%	0.63%
Net interest margin	3.91%	3.77%	3.85%	3.92%	4.13%

[1]Certain prior period balances have been reclassified to reflect changes in internal organizational structure and certain Call Report reclassifications.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014
ASSET QUALITY
Net charge-offs (recoveries)[1]	$(647)	$113	$672	$1,478	$582
Nonperforming loans[1]	9,100	9,123	17,498	15,143	22,244
Classified assets	67,761	62,679	61,722	63,001	77,898
Nonperforming loans to total loans[1]	0.33%	0.35%	0.69%	0.62%	0.91%
Nonperforming assets to total assets[2]	0.48%	0.30%	0.58%	0.52%	0.74%
Allowance for loan losses to total loans[1]	1.22%	1.24%	1.25%	1.24%	1.24%
Allowance for loan losses to nonperforming loans[1]	367.5%	353.5%	181.5%	200.0%	135.7%
Net charge-offs (recoveries) to average loans (annualized)[1]	(0.10)%	0.02%	0.11%	0.25%	0.10%

WEALTH MANAGEMENT
Trust assets under management	$872,877	$848,515	$889,616	$894,456	$865,414
Trust assets under administration	1,477,917	1,436,372	1,514,140	1,517,171	1,478,864

MARKET DATA
Book value per common share	$17.53	$17.21	$16.67	$16.36	$15.94
Tangible book value per common share	$15.86	$15.53	$14.96	$14.64	$14.20
Market value per share	$28.35	$25.17	$22.77	$20.66	$19.73
Period end common shares outstanding	20,017	19,959	19,947	19,935	19,838
Average basic common shares	20,007	19,995	19,978	19,934	19,858
Average diluted common shares	20,386	20,261	20,168	20,157	20,140

CAPITAL
Total capital to risk-weighted assets[3]	12.02%	12.29%	12.43%	12.59%	13.40%
Tier 1 capital to risk-weighted assets[3]	10.77%	11.04%	11.18%	11.34%	12.14%
Common equity tier 1 capital to risk-weighted assets[3]	9.18%	9.37%	9.44%	9.54%	10.15%
Tangible common equity to tangible assets	8.88%	8.90%	8.94%	9.01%	8.69%

[1]Portfolio loans only
[2]Excludes ORE covered by FDIC shared-loss arrangements, except for inclusion in total assets. Beginning with the quarter ended December 31, 2015, ORE covered by FDIC shared-loss arrangements is zero.
[3]Beginning with the quarter ended March 31, 2015, the implementation of revised regulatory capital guidelines under Basel III has resulted in differences in these items when compared to prior periods.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

	For the Quarter ended					For the Year ended
(in thousands)	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014

CORE PERFORMANCE MEASURES
Net interest income	$32,079	$30,006	$29,280	$29,045	$30,816	$120,410	$117,368
Less: Incremental accretion income	3,412	2,919	3,003	3,458	5,149	12,792	18,930
Core net interest income	28,667	27,087	26,277	25,587	25,667	107,618	98,438

Total noninterest income	6,557	4,729	5,806	3,583	4,852	20,675	16,631
Less: Change in FDIC loss share receivable	(580)	(1,241)	(945)	(2,264)	(1,781)	(5,030)	(9,307)
Less (plus): Gain (loss) on sale of other real estate from PCI loans	81	31	10	(15)	195	107	445
Less: Gain on sale of investment securities	—	—	—	23	—	23	—
Less: Closing fee	—	—	—	—	—	—	945
Core noninterest income	7,056	5,939	6,741	5,839	6,438	25,575	24,548

Total core revenue	35,723	33,026	33,018	31,426	32,105	133,193	122,986

Provision for portfolio loans	543	599	2,150	1,580	1,968	4,872	4,409

Total noninterest expense	22,886	19,932	19,458	19,950	24,795	82,226	87,463
Less: FDIC clawback	—	298	50	412	141	760	1,201
Less: FDIC loss share termination	2,436	—	—	—	—	2,436	—
Less: Other loss share expenses	423	287	378	470	544	1,558	2,953
Less: FHLB prepayment penalty	—	—	—	—	2,936	—	2,936
Less: Facilities disposal charge	—	—	—	—	1,004	—	1,004
Core noninterest expense	20,027	19,347	19,030	19,068	20,170	77,472	79,369

Core income before income tax expense	15,153	13,080	11,838	10,778	9,967	50,849	39,208
Core income tax expense	5,073	4,204	4,134	3,647	3,264	17,058	13,165
Core net income	$10,080	$8,876	$7,704	$7,131	$6,703	$33,791	$26,043

Core diluted earnings per share	$0.49	$0.44	$0.38	$0.35	$0.33	$1.66	$1.29
Core return on average assets	1.13%	1.03%	0.93%	0.88%	0.82%	1.00%	0.82%
Core return on average common equity	11.46%	10.41%	9.34%	8.99%	8.43%	10.08%	8.63%
Core return on average tangible common equity	12.68%	11.56%	10.41%	10.06%	9.47%	11.22%	9.77%
Core efficiency ratio	56.06%	58.58%	57.64%	60.67%	62.83%	58.17%	64.53%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN
Net interest income (fully tax equivalent)	$32,546	$30,437	$29,691	$29,467	$31,223	$122,141	$119,002
Less: Incremental accretion income	3,412	2,919	3,003	3,458	5,149	12,792	18,930
Core net interest income (fully tax equivalent)	$29,134	$27,518	$26,688	$26,009	$26,074	$109,349	$100,072

Average earning assets	$3,304,827	$3,201,181	$3,096,294	$3,047,815	$2,998,467	$3,163,339	$2,921,978
Reported net interest margin (fully tax equivalent)	3.91%	3.77%	3.85%	3.92%	4.13%	3.86%	4.07%
Core net interest margin (fully tax equivalent)	3.50%	3.41%	3.46%	3.46%	3.45%	3.46%	3.42%

	At the Quarter ended
(in thousands)	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014
COMMON EQUITY TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS
Shareholders' equity	$350,829	$343,563	$332,430	$326,109	$316,241
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets, net of deferred tax liabilities[1]	759	820	887	958	4,164
Less (Plus): Unrealized gains (losses)	218	2,973	1,249	3,379	1,681
Plus: Qualifying trust preferred securities	55,100	55,100	55,100	55,100	55,100
Plus: Other	58	58	58	59	58
Total tier 1 capital	$374,676	$364,594	$355,118	$346,597	$335,220
Less: Qualifying trust preferred securities	55,100	55,100	55,100	55,100	55,100
Less: Other[1]	23	23	23	23	—
Common equity tier 1 capital	$319,553	$309,471	$299,995	$291,474	$280,120

Total risk-weighted assets	$3,479,760	$3,301,671	$3,176,587	$3,055,652	$2,760,729

Common equity tier 1 capital to risk-weighted assets	9.18%	9.37%	9.44%	9.54%	10.15%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders' equity	$350,829	$343,563	$332,430	$326,109	$316,241
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets	3,075	3,323	3,595	3,880	4,164
Tangible common equity	$317,420	$309,906	$298,501	$291,895	$281,743

Total assets	$3,608,483	$3,516,541	$3,371,078	$3,275,295	$3,277,003
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets	3,075	3,323	3,595	3,880	4,164
Tangible assets	$3,575,074	$3,482,884	$3,337,149	$3,241,081	$3,242,505

Tangible common equity to tangible assets	8.88%	8.90%	8.94%	9.01%	8.69%

[1] Beginning with the quarter ended March 31, 2015, the implementation of revised regulatory capital guidelines under Basel III has resulted in differences in these items when compared to prior periods.